Exhibit 5.1

Joshua A. Kaufman T: +1 212 479 6495 josh.kaufman@cooley.com

August 9, 2022

IN8bio, Inc.

79 Madison Avenue

New York, New York 10016

Ladies and Gentlemen:

We have acted as counsel to IN8bio, Inc. a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement (No. 333-266620) on Form S-1 (as amended, the “Registration Statement”) with the Securities and Exchange Commission, including a prospectus included in the Registration Statement (the “Prospectus”), covering an underwritten public offering of up to 4,791,666 shares (the “Shares”) of the Company’s common stock, par value $0.0001 (“Common Stock”), in the form of a direct sale of shares of Common Stock or as shares of Common Stock issuable upon the exercise of pre-funded warrants (the “Warrants”) to purchase shares of Common Stock (the “Warrant Shares”), including up to 625,000 Shares that may be sold by the Company upon exercise of an option to purchase additional shares of Common Stock to be granted to the underwriters.

In connection with this opinion, we have (i) examined and relied upon (a) the Registration Statement and the Prospectus, (b) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as currently in effect, (c) the form of Warrants and (d) originals or copies certified to our satisfaction of such records, documents, certificates, memoranda, opinions and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below and (ii) assumed that the Securities will be sold at a price and on terms established by the Board of Directors of the Company or a duly authorized committee thereof.

We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware and, as to the Warrants constituting valid and legally binding obligations of the Company, the laws of the State of New York. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

With regard to our opinion as to the Warrants and the Warrant Shares, we express no opinion to the extent that future issuances of securities of the Company, including the Warrant Shares,

Cooley LLP    55 Hudson Yards    New York, NY 10001

t: (212) 479-6000 f: (212) 479-6275 cooley.com

IN8bio, Inc. August 9, 2022 Page Two

and/or adjustments to outstanding securities of the Company, including the Warrants, cause the Warrants to be exercisable for more shares of Common Stock than the number are available for issuance under the Company’s then effective certificate of incorporation. Further, we have assumed the exercise price of the Warrants will not be adjusted to an amount below the par value per share of the Common Stock.

With regard to our opinion concerning the Warrants constituting valid and binding obligations of the Company:

(i)    our opinion is subject to, and may be limited by, (a) applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance, debtor and creditor, and similar laws which relate to or affect creditors’ rights generally, and (b) general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing) regardless of whether considered in a proceeding in equity or at law;

(ii)    our opinion is subject to the qualification that (a) the enforceability of provisions for indemnification or limitations on liability may be limited by applicable law and by public policy considerations, and (b) the availability of specific performance, an injunction or other equitable remedies is subject to the discretion of the court before which the request is brought;

(iii)    we express no opinion with respect to any provision of the Warrants that: (a) relates to the subject matter jurisdiction of any federal court of the United States of America or any federal appellate court to adjudicate any controversy related to the Warrants; (b) specifies provisions may be waived in writing, to the extent that an oral agreement or implied agreement by trade practice or course of conduct has been created that modifies such provision; (c) contains a waiver of an inconvenient forum; (d) provides for liquidated damages, default interest, late charges, monetary penalties, prepayment or make-whole payments or other economic remedies; (e) relates to advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitations, trial by jury, service of process or procedural rights; (f) restricts non-written modifications and waivers; (g) provides for the payment of legal and other professional fees where such payment is contrary to law or public policy; (h) relates to exclusivity, election or accumulation of rights or remedies; or (i) provides that provisions of the Warrants are severable to the extent an essential part of the agreed exchange is determined to be invalid and unenforceable; and

(iv)    we express no opinion as to whether a state court outside of the State of New York or a federal court of the United States would give effect to the choice of New York law provided for in the Warrants.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that (i) the Shares, when sold and issued against payment therefor as described in the Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable, (ii) the Warrants, when duly executed by the Company and delivered against payment therefor as contemplated in the Registration Statement and the Prospectus, will be valid and binding obligations of the Company and (iii) the Warrant Shares, when issued and paid for in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

Cooley LLP    55 Hudson Yards    New York, NY 10001

t: (212) 479-6000 f: (212) 479-6275 cooley.com

IN8bio, Inc. August 9, 2022 Page Three

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Joshua A. Kaufman
Joshua A. Kaufman

Cooley LLP    55 Hudson Yards    New York, NY 10001

t: (212) 479-6000 f: (212) 479-6275 cooley.com